Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES DIRECTOR COMMITTEE APPOINTMENTS

ATLANTA, GEORGIA, April 23, 2021: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced the election of Jerry W. Nix, to Lead Director of the Board of Directors. Additionally, Susan Bell has been named Chairperson of the Audit Committee. Both Susan and Jerry will be succeeding Henry B. Tippie in these roles.

Nix succeeds the retiring Lead Director, Henry B. Tippie, who joined the Company in 1953, and was the company’s longest serving Director. Gary W. Rollins stated, “I wish to personally thank Henry for his 68 years of guidance and leadership to Rollins. His knowledge and service to the company has been invaluable.”

In addition, Jerry W. Nix has been elected Chairman of the Nominating and Governance Committee, and Chairman of the Compensation Committee, as well as a member of the company’s Audit Committee. He has also been elected to serve on the Executive Committee with Gary W. Rollins. Nix is the former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company. Prior to retiring from Genuine Parts Company in March 2013, Nix was Chief Financial Officer for over 13 years and served in various other capacities with Genuine Parts during that time, including Senior Vice President, Finance. In addition to being a Director of Genuine Parts, Nix was a Director of Synovus Financial Corp. Currently, he is a member of the Board of Directors of Marine Products Corporation and RPC, Inc.

Nix also serves on various civic and non-profit boards, including Young Harris College, the Cobb County Chamber of Commerce, Cobb-Marietta Coliseum and Exhibit Hall Authority, John and Mary Franklin Foundations, and on the Executive Committee for the Atlanta Area Council of Boy Scouts of America. Prior to joining Genuine Parts in 1978, Nix was an auditor with Ernst & Young and a pilot in the U. S. Air Force.

In addition to being named Chairperson of the Audit Committee, Susan Bell has also been named Chairperson of the Diversity Committee. Bell recently retired from Ernst and Young LLP (EY) after a 36-year career in public accounting in a variety of leadership roles. She served clients as an audit and business advisory partner, led EY’s Southeast Risk Advisory practice, and served as Atlanta Office Managing Partner for eight years. She also led the power and utilities sector focus in EY’s financial accounting advisory services practice.

Bell is a Certified Public Accountant and qualifies as a “financial expert” for US Securities and Exchange Commission public companies. She also has significant experience with internal audit and enterprise risk management, is a member of the National Association of Corporate Directors and Women Corporate Directors and is a “qualified technology expert” in the Digital Directors Network.

Bell has served as a non-profit board member for several organizations throughout her career. Currently, she serves on the board of the National Center for Civil and Human Rights and IWF-Georgia, an international women’s forum. She also serves on the Mississippi State University Adkerson School of Accountancy Advisory Council.

Gary W. Rollins stated, “We are pleased that Jerry and Susan will take on these additional leadership roles on our Board. Their extensive financial and business experience will benefit Rollins for years to come.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, McCall Service, Inc., Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, Crane Pest Control, and MissQuito, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.mccallservice.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com, www.missquito.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the Company benefitting from the extensive financial and business experience of Mr. Nix and Ms. Bell for years to come. The actual results of the Company could differ materially from those indicated because of various risks and uncertainties, including without limitation, the extent and duration of the coronavirus (COVID-19) pandemic and its potential impact on the financial health of the Company’s business partners, customers, supply chains and suppliers, global economic conditions and capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company’s operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; the results of the SEC’s investigation of the Company; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2020.